UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Mondelēz International, Inc.

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The following information is being shared by Mondelēz International, Inc. (the “Company”) with holders of its common stock beginning on May 6, 2015 in response to recommendations by

Institutional Shareholder Service (“ISS”).

ISS has recommended that its clients withhold votes from current members of our Audit Committee and Mark Ketchum, our Lead Director and an ex officio member of our Audit Committee, when their clients vote in connection with our upcoming annual meeting on May 20, 2015. ISS suggests that the existence of a material weakness in our internal control over accounting for income taxes for 2013 and 2014 indicates that the Audit Committee has failed to provide sufficient oversight over the Company’s financial reporting process during the past year.

The other members of our Board of Directors and our management strongly disagree with ISS’s recommendations. Our Board of Directors and we are committed to maintaining a strong and sustainable internal control environment. We would like to share with you facts about the oversight that the Audit Committee has provided and the Company’s decision not to declare the material weakness remediated until sufficient time passed to demonstrate sustained, robust controls over the accounting for income tax process.

The scope of our material weakness is limited to accounting for income taxes.

In finalizing our 2013 results, we identified certain out-of-period, non-cash, income tax-related errors in prior interim and annual periods. These errors were not material to any previously reported financial results; however, we revised our 2013 interim and prior-year financial statements and accompanying notes in our Annual Report on Form 10-K for the year ended December 31, 2013, to reflect these items in the appropriate periods. The net effect of the revision was to lower tax expense in years prior to 2013. The impact of the revision for the nine months ended September 30, 2013 was a $59 million reduction of net earnings. The impact of the revision to fiscal years prior to 2013 was an increase in cumulative net earnings of $94 million.

The Company was not required to restate its financial reports.

We revised certain prior period financial statements to correct for errors determined to be immaterial to the previously issued financials statements. Our external auditor, PricewaterhouseCoopers LLP (“PwC”), reviewed management’s assessment and concurred with management’s determination that previously issued financial statements were not materially misstated. The Audit Committee was kept apprised of and discussed with both management and PwC the work done leading up to and considerations in making the decision to revise our financial statements.

Our audited 2013 and 2014 financial statements were fairly presented.

In both our 2013 and 2014 Forms 10-K, we noted that notwithstanding the material weakness, the consolidated financial statements fairly presented, in all material respects, our financial position, results of operations and cash flows in conformity with GAAP.

PwC’s opinion on the Company’s consolidated financial statements was unaffected.

Both our 2013 and 2014 Forms 10-K included the following statement by PwC: “We considered this material weakness in determining the nature, timing and extent of audit tests applied in our audit of the [2013] [2014] consolidated financial statements, and our opinion regarding the effectiveness of the Company internal control over financial reporting does not affect our opinion on those consolidated financial statements.”

We have been transparent about our approach to our remediation plans and progress, and we have taken affirmative steps to enhance our internal controls.

In our 2013 Form 10-K, we disclosed that we were implementing the following controls to address an identified material weakness and to strengthen our overall internal control over accounting for income taxes:

•	implementation of additional monitoring controls through increased documented senior management review,

•	performance of incremental substantive testing at lower materiality levels,

•	enhancement of the formality and rigor of reconciliation procedures, and

•	hiring additional personnel with accounting for income tax expertise.

Also in our 2013 Form 10-K, we explained that time is necessary to fully integrate some of these steps into our processes and to confirm them as effective and sustainable. We noted that additional controls might also be required. As such, we would not consider the identified material weakness in internal control fully addressed until the internal controls over the income tax process have been in operation long enough for our management to conclude that the material weakness has been fully remediated.

In our 2014 Form 10-K and our Form 10-Q for period ending March 31, 2015, we disclosed that through December 31, 2014 and March 31, 2015, respectively, we had made substantial progress toward remediating the material weakness in the internal controls, including:

•	revising and formalizing numerous income tax review processes,

•	redesigning and executing a new, more robust internal control set related to income tax accounting,

•	defining and clearly communicating roles and responsibilities for income tax accounting to local and regional personnel,

•	implementing new industry-standard technology tools utilized in the accounting for income taxes,

•	conducting extensive training on the accounting and control processes involving income tax accounting, and

•	hiring additional personnel with specific tax accounting expertise.

In our Form 10-Q for the period ended March 31, 2015, we further noted that:

•	early in the remediation process, we utilized outside tax advisors and resources to execute many of the new processes and controls,

•	more recently, we hired and continue to hire additional tax accounting personnel across the Company, and

•	we have put in place processes to help ensure that sufficient knowledge transfer has occurred and that relevant personnel and processes have been in operation for a sustained period of time.

While we made significant improvement in the internal controls through March 31, 2015, we continue to evaluate the effectiveness of our new internal controls in order to be able to confirm that a sustainable, controlled process is fully in place.

The Committee had extensive discussions with both management and PwC regarding the status of remediation at year-end 2014, including the time necessary to ensure the efficacy and sustainability of our new processes and controls.

In our 2014 Form 10-K, we carefully explained our decision to continue our work to confirm the efficacy and sustainability of our new processes and controls – which can only be proven by repeated success over a prolonged period of time:

“While significant improvement in the internal controls had been made through December 31, 2014, we continue to evaluate the effectiveness of the new internal controls to confirm that a sustainable, controlled process is fully in place. As we utilized outside tax advisors and resources during 2014 to execute many of the new processes and controls, we hired and continue to hire additional tax personnel across the Company. We have put in place processes to help ensure, and we continue to confirm, that sufficient knowledge transfer has occurred and that relevant personnel and processes have been in operation for a sustained period of time. We and our Board of Directors are committed to maintaining a strong and sustainable internal control environment. We believe that the remediation work completed to date has significantly improved our internal control over the accounting for income taxes. We believe it is important to confirm that the new processes and controls that we put in place as part of the remediation are fully operational for a sufficient period of time in order to provide the Company with adequate assurance of a sustainable and reliable control environment related to income tax accounting.”

Each of our Audit Committee members and Mr. Ketchum is eminently qualified and warrants reelection.

Our proxy statement contains detailed information about the qualifications of all of our nominees.

Our Audit Committee members are Mr. Bollenbach, Mr. Mesquita, Mr. Reynolds and Mr. Siewert. Our Board of Directors has determined that all members of the Audit Committee are able to read and understand financial statements in accordance with NASDAQ listing standards and are “financially literate” in accordance with the NYSE listing standards and that Messrs. Bollenbach and Reynolds are “audit committee financial experts” within the meaning of the SEC regulations and have financial sophistication in accordance with NASDAQ listing standards. Mr. Reynolds is a Certified Public Accountant and he and Mr. Bollenbach are both former Chief Financial Officers of significant public companies. In sum, the Company’s shareholders are fortunate to have had such talented, dedicated, globally experienced, and thoughtful individuals serve as our directors.

Mr. Ketchum is our Lead Director and Chair of the Governance, Membership and Public Affairs Committee. As such, he is an ex officio, non-voting member of each of the committees on which he does not serve. Those committees are Audit, Finance and Human Resources and Compensation. His significant experience in operations, marketing and general management at global consumer products companies make him an invaluable member of our Board of Directors.

Our Audit Committee has been vigilant in its oversight of the Company’s financial reporting process generally and the remediation process specifically.

Our proxy statement discloses that the Audit Committee met 14 times during 2014. The Audit Committee has met five times thus far in 2015. During the course of those meetings, the Audit Committee devoted considerable time to oversight of the Company’s ongoing financial reporting process, including review of the Company’s quarterly earnings reports and regular quarterly and annual SEC filings.

Because of the importance that the Audit Committee places on effective and sustainable remediation of the material weakness, between February 2014 and April 2015, the Audit Committee met ten times with leadership of our tax accounting function to discuss remediation. During those meetings, management and the Audit Committee discussed, among other topics, the tax accounting function’s structure, processes, information management systems, staffing and skills.

In addition, the Audit Committee provided input into decisions regarding changes to the leadership of the financial function management during 2014.

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